News Release

AGL Resources reports second quarter 2014 earnings

•	2Q14 consolidated diluted EPS of $0.54 versus 2Q13 consolidated diluted EPS of $0.41
•	2Q14 diluted EPS from continuing operations of $0.53, compared to $0.42 in 2Q13
•	2Q14 adjusted diluted EPS from continuing operations, excluding wholesale services, of $0.40 compared to $0.37 in 2Q13

ATLANTA, July 29, 2014 -- AGL Resources Inc. (NYSE: GAS) today reported second quarter 2014 net income from continuing operations of $63 million, or $0.53 per basic and diluted share, compared to $50 million and basic and diluted EPS of $0.42 in the second quarter of 2013.

For the first six months of 2014, net income attributable to AGL Resources Inc. was $354 million, or $2.98 per basic and $2.97 per diluted share. Net income from continuing operations was $403 million, or $3.40 per basic and $3.39 per diluted share, compared to $203 million or $1.72 per basic and diluted share for the first six months of 2013.

“During the second quarter, we continued to see favorable market conditions that drove further improvements in our wholesale services business,” said John W. Somerhalder II, chairman, president and chief executive officer of AGL Resources Inc.  “Our utility business performed very well, with higher revenues from our regulated infrastructure programs combined with lower operating expenses. We also are realizing the benefits of the strategic acquisitions we made last year in our retail businesses, with performance above our original expectations.”

SECOND QUARTER AND YEAR-TO-DATE EPS

Diluted EPS	2Q14	2Q13	Variance	YTD-14	YTD-13	Variance
Consolidated GAAP (1)	$0.54	$0.41	$0.13	$2.97	$1.72	$1.25
Continuing operations	0.53	0.42	0.11	3.39	1.72	1.67
Adjusted (2)	0.40	0.37	0.03	1.77	1.60	0.17
(1)	Sale of Compass Energy generated diluted EPS of $0.04 in 2Q13 and YTD-13.
(2)	Excludes discontinued operations and wholesale services.

The primary drivers of the quarter-over-quarter increase in diluted EPS include:
•	Commercial activity at wholesale services of $30 million in the second quarter of 2014, compared to $6 million in the second quarter of 2013;
•	Lower depreciation expense at Nicor Gas related to the revised composite depreciation rate that became effective August 30, 2013;
•	Operating margin improved by $4 million as a result of increased revenues from regulatory infrastructure programs, primarily at Atlanta Gas Light;
•	Increase in margin at retail operations due to the acquisition of retail energy customers in June 2013 as well as weather that was colder than last year; and
•	Increase in mark-to-market accounting hedge gains, net of inventory adjustments, at wholesale services of $5 million.

These factors were partially offset by:
•
Operation and maintenance expenses that increased $6 million relative to the prior year period, excluding pass-through expenses, primarily as a result of increased payroll, customer care and marketing expenses; and

•	Decrease in other income, primarily related to the gain on the sale of Compass Energy in May 2013.

The primary drivers of the year-over-year increase in diluted EPS include:
•
Commercial activity at wholesale services of $403 million in the first half of 2014, compared to $48 million in the first half of 2013. The significantly stronger commercial activity was driven by transportation and storage positions, particularly in the Northeast and Midwest regions;

•
First half of 2014 weather was significantly colder-than-normal and colder than the first half of 2013, which resulted in additional margin of $37 million compared to normal weather and $23 million year-over-year across distribution operations and retail operations;

•	Lower depreciation expense at Nicor Gas related to the revised composite depreciation rate that became effective August 30, 2013; and
•	The acquisition of retail service contracts at the end of January 2013 and retail energy customers in June 2013.

These factors were partially offset by:
•	Mark-to-market accounting hedge losses, net of inventory adjustments, at wholesale services of $33 million, with partial offset to be recognized over the remainder of 2014;
•	Higher incentive compensation expense related to record earnings and a higher concentration of annual forecasted earnings in the first half as compared to last year;
•
Higher operation and maintenance expenses at distribution operations resulting primarily from additional costs related to colder-than-normal weather, including overtime and other variable costs incurred to ensure the safe and reliable delivery of natural gas;

•	Lower margin at midstream operations due to a retained fuel true-up at one of our storage facilities; and
•	Decrease in other income, primarily related to the gain on the sale of Compass Energy in May 2013.

EBIT RESULTS BY SEGMENT (1)

In millions	2Q14	2Q13	Variance	YTD-14	YTD-13	Variance
Distribution operations	$120	$109	$11	$359	$327	$32
Retail operations (2)	18	12	6	100	82	18
Wholesale services (3)	23	11	12	316	26	290
Midstream operations	(7)	-	(7)	(10)	2	(12)
Other (4)	-	(2)	2	(4)	(4)	-
(1)	Excludes Tropical Shipping which is recorded in discontinued operations.
(2)	Before minority interest of $2 million and $1 million for 2Q14 and 2Q13, respectively, and $14 million and $11 million for YTD 2014 and YTD 2013, respectively.
(3)	2Q13 and YTD 2013 EBIT includes $11 million gain on the sale of Compass Energy.
(4)	Includes our investment in Triton, which was formerly part of our cargo shipping segment that is now classified as discontinued operations.

INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST

•
Interest expense for the second quarter of 2014 was $48 million, an increase of $2 million compared to the second quarter of 2013. Interest expense for the first six months of 2014 was $96 million, an increase of $4 million compared to the first six months of 2013 mainly due to the issuance of long-term debt in May 2013.

•
Income tax expense for the second quarter of 2014 was $41 million compared to $33 million in the second quarter of 2013 due to higher consolidated earnings for the quarter relative to the prior year. Income tax expense for the first six months of 2014 was $248 million compared to $127 million for the first six months of 2013, also due to higher consolidated earnings relative to the prior year.

•
Net income attributable to minority interest for the second quarter of 2014 was $2 million, essentially flat year-over-year. Net income attributable to minority interest for the first six months of 2014 was $14 million, compared to $11 million for the first six months of 2013. This reflects the 15% share earnings attributable to our SouthStar Energy Services joint venture partner (Piedmont Natural Gas).

EARNINGS GUIDANCE

We continue to expect our earnings for 2014, excluding wholesale services, will be in the range of $2.80 to $2.90 per share. However, based upon the strong second quarter at wholesale services, we have increased its expected full year 2014 GAAP EPS contribution from $1.55 per diluted share to approximately $1.60 to $1.75 per diluted share, excluding the impacts of mark-to-market accounting over the remainder of the year. Detailed guidance information can be found in the company’s first quarter earnings presentation available at the Investor Relations section of www.aglresources.com.

Unanticipated changes in events and circumstances could materially impact earnings, and could result in earnings for 2014 significantly above or below this guidance range. Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

EARNINGS CONFERENCE CALL/WEBCAST

We will hold a conference call on July 30, 2014 at 9 a.m. ET to discuss our second quarter results. The conference call will be webcast and can be accessed via the Investor Relations section of the company’s website (www.aglresources.com). Participants also may listen via telephone by dialing 877.415.3179 if calling from the U.S., or 857.244.7322 if dialing from outside of the U.S. (Passcode: 26093687). For participants on the telephone, please place your call ten minutes prior to the start of the call. The webcast will be archived on the Investor Relations section of the company’s website. A telephone replay will be available for seven days following the call and can be accessed by dialing 888.286.8010 from the U.S., or 617.801.6888 from outside of the U.S. (Passcode: 13644347).

About AGL Resources

AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services, midstream operations and cargo shipping. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves approximately 635,000 retail energy customers and approximately 1.2 million customer service contracts through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management, ownership and operation of natural gas storage facilities, and ownership of Tropical Shipping, one of the largest containerized cargo carriers serving the Bahamas and Caribbean region. AGL Resources is a member of the S&P 500 Index.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, statements on when we expect to realize earnings in the future related to mark-to-market hedge movements associated with wholesale services’ transportation portfolio and our 2014 earnings guidance and related expectations and assumptions.

Actual results may differ materially from those suggested by the forward-looking statements for a number of reasons including, but not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including any changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; limits on pipeline capacity; the impact of acquisitions and divestitures; our ability to successfully fully integrate operations that we have or may acquire or develop in the future, direct or indirect effects on our business, financial condition or liquidity resulting from any change in our credit ratings, or any change in the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment; general economic conditions; uncertainties about environmental issues and the related impact of such issues, including our environmental remediation plans; the impact of new and proposed legislation in Illinois; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters, such as hurricanes, on the supply and price of natural gas; acts of war or terrorism; the outcome of litigation; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made. We disclaim any obligation to publicly revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required by law.

Supplemental Information

Company management evaluates segment financial performance based on operating margin and earnings before interest and taxes (EBIT), which include the effects of corporate expense allocations. The company believes EBIT is a useful measurement of its performance because it provides information that can be used to evaluate the effectiveness of its businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of goods sold and revenue taxes, excluding operation and maintenance expense, depreciation and amortization, certain taxes other than income taxes, and gains or losses on the sale of assets, if any. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas and revenue taxes are generally passed directly through to customers.

In addition, in this press release AGL Resources has presented a non-GAAP measure of adjusted earnings per share (EPS) that excludes the impact of our wholesale services segment and our discontinued operations. The company believes presenting EPS excluding wholesale services provides investors with an additional measure of operating performance excluding the volatility effects resulting from mark-to-market and LOCOM accounting adjustments in the wholesale services segment. In addition, income (loss) related to the sale of Tropical Shipping are reflected as discontinued operations, and the company believes excluding the impacts of discontinued operations provides a more accurate view of earnings from continuing operations. Details related to these adjustments are included in the management discussion and analysis section of our Annual Report on Form 10-K as well as within our Quarterly Reports on Form 10-Q.

Operating margin and adjusted EPS should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than net income attributable to AGL Resources Inc., operating income or EPS as determined in accordance with GAAP. In addition, the company's operating margin and adjusted EPS may not be comparable to similarly titled measures of another company. Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this release and available on the company's Web site at http://www.aglresources.com/ under the Investor Relations section.

Contacts:

Financial
Steve Cave
Senior Vice President and Treasurer
Office: 404-584-3801
scave@aglresources.com

Media
Tami Gerke
Director, External Communications
Office: 404-584-3873
tgerke@aglresources.com

AGL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three months ended June 30,			Six months ended June 30,
In millions, except per share amounts	2014	2013	Fav / (Unfav)	2014	2013	Fav / (Unfav)
Operating revenues (includes revenue taxes of $26 and $94 for the three and six months in 2014 and $24 and $74 for the three and six months in 2013)	$902	$816	$86	$3,376	$2,438	$938
Operating expenses
Cost of goods sold	402	353	(49)	1,802	1,273	(529)
Operation and maintenance	211	205	(6)	500	437	(63)
Depreciation and amortization	95	103	8	188	206	18
Taxes other than income taxes	42	43	1	130	112	(18)
Total operating expenses	750	704	(46)	2,620	2,028	(592)
Gain on disposition of assets	-	11	(11)	-	11	(11)
Operating income	152	123	29	756	421	335
Other income	2	7	(5)	5	12	(7)
Interest expense, net	(48)	(46)	(2)	(96)	(92)	(4)
Income before income taxes	106	84	22	665	341	324
Income tax expense	41	33	(8)	248	127	(121)
Income from continuing operations	65	51	14	417	214	203
Income (loss) from discontinued operations, net of tax	1	(1)	2	(49)	-	(49)
Net income	66	50	16	368	214	154
Less net income attributable to the noncontrolling interest	2	1	1	14	11	3
Net income attributable to AGL Resources Inc.	$64	$49	$15	$354	$203	$151

Basic earnings (loss) per common share
Continuing operations	$0.53	$0.42	$0.11	$3.40	$1.72	$1.68
Discontinued operations	0.01	(0.01)	0.02	(0.42)	-	(0.42)
Basic earnings per common share attributable to AGL Resources Inc. common shareholders	$0.54	$0.41	$0.13	$2.98	$1.72	$1.26
Diluted earnings (loss) per common share
Continuing operations	$0.53	$0.42	$0.11	$3.39	$1.72	$1.67
Discontinued operations	0.01	(0.01)	0.02	(0.42)	-	(0.42)
Diluted earnings per common share attributable to AGL Resources Inc. common shareholders	$0.54	$0.41	$0.13	$2.97	$1.72	$1.25
Weighted average shares outstanding
Basic	118.8	117.8	(1.0)	118.7	117.6	(1.1)
Diluted	119.2	118.2	(1.0)	119.1	117.9	(1.2)

AGL Resources Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share
 (Unaudited)

Adjusted to exclude wholesale services and discontinued operations:
	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Basic earnings per share – consolidated	$0.54	$0.41	$2.98	$1.72
Less: Wholesale services (per share)	0.13	0.05	1.63	0.12
Less: Discontinued operations (per share)	0.01	(0.01)	(0.42)	-
Basic earnings per share – adjusted for wholesale services and discontinued operations	$0.40	$0.37	$1.77	$1.60

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Diluted earnings per share – consolidated	$0.54	$0.41	$2.97	$1.72
Less: Wholesale services (per share)	0.13	0.05	1.62	0.12
Less: Discontinued operations (per share)	0.01	(0.01)	(0.42)	-
Diluted earnings per share – adjusted for wholesale services and discontinued operations	$0.40	$0.37	$1.77	$1.60